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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person(2)|2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|    Phillips    Adam          D.          |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |   Gerald Stevens, Inc. ("GIFT")                           |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |        4/30/99            |5. Relationship of Reporting     | 6.  If Amendment, Date  |
|    301 East Las Olas Blvd., Suite 300    |---------------------------|   Person to Issuer              |     of Original         |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |     (Month/Day/Year)    |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |   Director       10% Owner      |                         |
|                                          |   (Voluntary)             |---           ---                |                         |
|                                          |                           | X Officer        Other (specify |                         |
|                                          |                           |---(give      ---         below) |-------------------------|
|                                          |                           |   title below)                  | 7. Individual or Joint/ |
|                                          |                           |   Chief Administrative Officer; |    Group Filing (Check  |
|                                          |                           |   Senior Vice President;        |    applicable line)     |
|     Ft. Lauderdale,   FL        33301    |                           |   General Counsel and Secretary |                         |
|--------------------------------------------------------------------------------------------------------|     X  Form Filed by    |
|        (City)      (State)      (Zip)                                                                  |    --- One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |        Form Filed by    |
|                                                                                                        |    --- More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           |           452,250            |           (D)             |            N/A               |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year )|   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|      Options                    |8/18/99(1)| 8/18/08 | Common Stock |   33,750  |  $0.72     |    (D)      |      N/A            |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|      Options                    |10/1/99(1)| 10/1/08 | Common Stock |   20,250  |  $3.52     |    (D)      |      N/A            |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|      Options                    | 1/4/00(1)|  1/4/09 | Common Stock |   67,500  |  $6.30     |    (D)      |      N/A            |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
  Explanation of Responses:

-------------------------
    (1) These options vest in four equal annual installments beginning on the date indicated.
                                                                                      /s/ Adam D. Phillips                  5/10/99
    (2) Intentional misstatements or omissions of facts constitute Federal Criminal   ----------------------------------   ---------
        Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                         Signature of Reporting Person (2)     Date

Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

                                                     (Print or Type Responses)                                               Page 2





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